Exhibit 10.1

EMPLOYMENT AGREEMENT

FOR

ROBERT STRONG

        THIS AGREEMENT, made as of November 12, 2003, is by and between QUAINT OAK SAVINGS BANK, a Pennsylvania mutual savings bank with principal offices at 607 Lakeside Drive, Southampton, PA 18966 (“Bank”) and ROBERT T. STRONG, an individual residing at 1445 Estate Lane, Southampton, PA 18966 (“Executive”).

Background

                A.         Bank and Executive wish to enter into an employment agreement pursuant to which Bank wishes to secure the services of Executive as it’s President and Chief Executive Officer for a period of not less than three (3) years.

                B.        Executive is willing to enter into this Employment Agreement (this “Agreement”) for such period upon the terms and conditions herein set forth.

                C.        The Bank’s Board of Directors has approved this Agreement.

                NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

        1.       Employment.

                1.1 Bank shall employ Executive, and Executive shall serve, as President and Chief Executive Officer of Bank during the “Term” defined in Section 2 of this Agreement.

                1.2 If at any time during the Term the Bank shall fail to reappoint Executive as President or Chief Executive Officer of Bank or shall remove him from such office, or if at any time during the Term Executive shall fall to be vested by Employer with the powers and authority above, Executive shall have the right, by written notice to Bank satisfying the requirements of Section 7.7(c), to terminate his services hereunder, and Executive shall have no further obligation under this Agreement. Termination of Executive’s services under this Section 1 shall be treated as a termination of employment by Bank other than for cause and shall be governed by the provisions of Section 7.7(d) of this Agreement.

        2.       Term of Employment. The term of Executive’s employment hereunder (the “Term”) shall be for a period of three (3) years commencing on July I0, 2002 and ending on July 9, 2005. The Term shall be extended automatically for one additional year on each anniversary date of the commencement of the Term, unless either Bank or Executive gives contrary written notice to the other not less than 30 days, or more than 90 days, in advance of each anniversary date hereof on which this Agreement would otherwise be extended. References in this

Agreement to the “Term” shall refer both to such initial term of employment and such successive terms.

        3.       Compensation. Bank shall pay or cause to be paid to Executive during the Term a base salary of not less than Eighty Five Thousand Dollars ($85,000.00) per annum, payable in biweekly installments during each year of the Term (the “Base Salary”). It is understood that Bank may, in the discretion of its Board of Directors, increase such base salary in light of Executive’s job duties and performance and such other factors as adjustment in cost of living.

        4.       Bonuses. Executive shall be eligible for such bonuses, if any, as may be authorized and declared by the Board of Directors in its discretion for executives or other employees.

5. Employee Benefit Plans; Fringe Benefits.

                5.1 During the Term, subject to applicable law, Executive shall be entitled to participate in such additional benefits and plans as Bank may adopt for the benefit of its employees.

                5.3 During the Term, Bank shall reimburse Executive for reasonable expenses incurred by him in the performance of his duties, the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by Executive under this Agreement.

        6.       Vacations; Sick Days. Executive shall be entitled to an annual paid vacation of four weeks per year and paid sick leave of ten days per year, or such longer periods respectively as the Board of Directors of Bank may approve. The timing of paid vacations shall be scheduled in a reasonable manner by Executive. Executive shall not be entitled to receive any additional compensation from Bank on account of his failure to take a paid vacation. Executive shall also not be entitled to accumulate unused paid vacation time from one calendar year to the next, except with the approval of the Board of Directors of Bank.

        7.       Termination of Employment.

        7.1 Bank shall have the right, at any time upon prior written Notice of Termination satisfying the requirements of Section 7.7(c) hereunder, to terminate Executive’s employment hereunder, including without limitation termination for cause. For the purpose of this Agreement, termination for “cause” shall mean termination for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, or willful violation of any law, rule or regulation or final cease-and-desist order which in the reasonable judgment of the Board of Directors of the Bank will probably cause substantial economic damages to the Bank, willful or intentional breach or neglect by Executive of his duties, or material breach of any material provision of this Agreement. For purposes of this paragraph, no act, or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that this action or omission was in the best interest of Bank; provided that any act or omission to act on Executive’s behalf in reliance upon an opinion of counsel to the Bank or counsel to the Executive shall not be deemed to be willful. The terms “incompetence” and “misconduct” shall be defined with reference to standards generally prevailing in the banking industry. In be defined with reference to standards generally prevailing in the banking industry. In determining incompetence and misconduct, Bank shall have the burden of proof with regard to the acts or omission of Executive and the standards prevailing in the banking industry.

                7.2 In the event employment is terminated for cause pursuant to Section 7.1 hereof, Executive shall have no right to compensation or other benefits for any period after such date of termination. If Executive is terminated by Bank other than for cause, Employee’s right to compensation and other benefits under this Agreement shall be as set forth in Sections 7.7(d) hereof.

                7.3 Executive shall have the right, upon prior written Notice of Termination of not less than thirty (30) days satisfying the requirements of Section 7.7(c) hereof, to terminate his employment hereunder, but in such event Executive shall have no right after the date of termination to compensation or other benefits as provided in this Agreement, unless such termination is for “good reason”, as defined pursuant to Section 7.7(a) hereof. If Executive provides a Notice of Termination for “good reason”, as defined pursuant to Section 7.7(a) hereof, the date of termination shall be the date on which a Notice of Termination is given.

                7.4 If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of Bank’s affairs pursuant to notice served by any Regulatory Agency, Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bank shall: (i) pay Executive all the compensation withheld while contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                7.5 If Executive is removed from office and/or permanently prohibited from participating in the conduct of Bank’s affairs by an order issued by any Regulatory Agency, all obligations of Bank under this Agreement shall terminate as of the effective date of the order, but rights of the Executive to compensation earned as of the date of termination shall not be affected.

                7.6 All obligations under this Agreement are subject to termination by any Regulatory Agency in accordance with any applicable provisions of law or regulations granting such authority, but rights of the Executive to compensation earned as of the date of termination shall not be affected.

                7.7 (a) Executive may terminate his employment hereunder for “good reason”. For purposes of this Agreement, “good reason” shall mean (A) a failure by Bank to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after a notice of such noncompliance has been given by Executive to Bank; (B) subsequent to a “change in control” of Bank (as defined in Section 7.7(b) of this Agreement) and without Executive’s express written consent, any of the following shall occur: (i) the assignment to Executive of any duties inconsistent with Executive’s positions, duties, responsibilities, titles or offices as in effect immediately prior to a change in control of Bank, (ii) any removal of Executive from, or any failure to re-elect Executive to, any of such positions, except in connection with a termination of employment for cause, disability, death, retirement or pursuant to Sections 7.1 or 7.5 hereof, (iii) a reduction in Executive’s annual salary as the same may be increased from time to time, or (iv) the failure to continue in effect any benefit, or any compensation or benefit plan in which Executive is participating, or the taking, without cause, of any action by Bank which would adversely affect Executive’s benefits; or (C) any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 7.7(c) hereof (and for purposes of this Agreement no such purported termination shall be effective); or (D) notwithstanding any other provision of this Agreement if a substantial portion of the assets of the Bank are acquired, or a substantial portion of the liabilities of Bank are assumed, by an organization that fails to assume contractually, in writing, the obligations of Bank under this Agreement, Executive may, at any time thereafter, elect to give Notice of Termination, but specify that such termination shall be effective as of a time immediately prior to such acquisition or assumption, and in any such event such election by Executive to terminate Executive’s employment shall be deemed to be for “good reason.”

                        (b)        for purposes of this Agreement, a “change in control” of Bank shall mean either (A) any individual or entity, or group of individuals or entities acting in concert, becomes, or become together, the “beneficial owner” (as defined in Rule 133-3 under the Securities Exchange Act of 1934 or any successor equivalent provision), directly or indirectly, of securities of Bank representing 25% or more of the combined voting power of Bank’s then outstanding securities, or (B) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, or (C) during any period of two consecutive years during the term of this Agreement, individuals and entities who at the beginning of such period are depositors of the Bank cease for any reason to constitute depositors of the Bank holding at least a majority in dollar amount of the Bank’s deposits, or (D) a substantial portion of the assets of the Bank are acquired, or a substantial portion of the liabilities of Bank are assumed, by an organization that fails to assume contractually, in writing, the obligations of Bank under this Agreement.

                        (c)        Any termination of Executive’s employment by Bank or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which shall (A) indicate the specific termination provision in this Agreement relied upon; (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; (C) specify a date of termination, which shall (except as otherwise provided in this Agreement) be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of Bank’s termination of Executive’s employment for cause pursuant to Section 7.1 hereof, in which case the Notice of Termination may specify a date of termination as early as the date such Notice of Termination is given; and (D) be given in the manner specified in Section 11 hereof.

                        (d)        If Executive shall terminate his Employment for good reason pursuant to subpart (B) or (D) of Section 7.7(a) hereof, then in lieu of any further salary payments to Executive for periods subsequent to the date of termination, Bank shall pay as severance to Executive an amount equal to (A) the average aggregate annual compensation paid by Bank to the Executive and includable in the Executive’s gross income for federal income tax purposes during the three calendar years preceding the taxable year in which the date of termination occurs (or such lesser amount of time if the Executive has not been employed by Bank for three years at the time of termination), multiplied by (B) 2.99, such payment to be made in a lump sum on or before the fifth day following the date of termination; provided, however, that if the lump sum severance payment under this Section 7.7(d), either along or together with other payments which the Executive has the right receive from the Bank, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Section 7.7(d) being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this Section 7.7(d) pursuant to the foregoing provision shall be made by independent counsel to Bank in consultation with the independent certified public accountants of Bank.

                        (e)        If Executive shall terminate his employment for good reason as defined in subpart (A) or (C) of Section 7.7(a) hereof or if Executive is terminated by Bank other than for cause pursuant to Section 7.7 hereof, then in lieu of any further salary payments to Executive for periods subsequent to the date of termination, Bank shall pay, as severance to Executive, Executive’s total annual compensation paid pursuant to Section 3 hereof, in effect as of the date of termination (but not less than the total annual compensation paid pursuant to Section 3 for the 12 months prior to the year of termination), over the remaining term of employment provided in this Agreement, payable in equal installments on the normal pay dates commencing immediately after the date of termination.

                        (f)        Executive shall not be required to mitigate the amount of any payment provided for in paragraph (d) or (e) of this Section 7.7 by seeking other employment or otherwise.

                7.8 If Bank is in default, as defined to mean an adjudication or other official determination of a court of competent jurisdiction or other public authority pursuant to which a conservator, receiver or other legal custodian is appointed for Bank for the purpose of liquidation, all obligations under this Agreement shall terminate as of such date as a competent governmental authority may lawfully terminate this Agreement, but rights of the Executive to compensation earned prior to such termination shall not be affected.

                7.9 As used in this Section 7, “Regulatory Agency” includes any governmental agency having regulatory or supervisory jurisdiction over Bank at the time of reference.

        8.       Death and Disability.

                8.1 Upon the death of Executive during the term hereof, all compensation payments hereunder shall continue for a period of one year after the end of the pay period in which Executive’s death shall occur, at which point such payments shall cease and Bank shall have no further obligations or liabilities hereunder to Executive’s estate or legal representative or otherwise, except that Bank shall pay to Executive’s estate or legal representation, based upon the portion of the calendar year that Executive was employed by Bank prior to his death, the prorated portion of any bonus Executive would have anticipated earning if he had remained in the employ of Bank for the full calendar year (payable at such time that Executive would have received such bonus).

                8.2 If Executive becomes unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any similar cause, Bank will continue the payment of Executive’s compensation at his then current rate for a period of one year following the date Executive is first unable to perform his duties due to such disability or incapacity. Thereafter, Bank shall have no obligation for the Base Salary or other compensation payments to Executive during the continuance of such disability or incapacity, except that Bank shall pay to Executive, based upon the portion of the calendar year that Executive was able to perform his duties prior to the disability, the pro rata portion of any bonus that Executive would have anticipated earning if he had remained in the employee of Bank for the full calendar year (payable at such time that Executive would have received such bonus). In the event of any dispute between the Executive and the Bank as to the Executive’s disability, the matter shall be resolved by a majority vote of a panel of physicians, one of whom shall be selected by the Executive, one of whom shall be selected by the Bank, and one of whom shall be selected by the other two physicians. The physicians’ fees and any other costs associated with the resolution of said dispute shall be borne by the Bank.

        9.       Payment Obligations Absolute. Bank’s obligation to pay Executive the compensation and other benefits provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off counter claim, recoupment, defense or other right which Bank may have against Executive. All amounts payable by Bank hereunder shall be paid without notice or demand.

        10.       Continuing Obligations. Executive shall retain in confidence any confidential information known to him concerning Bank and its business so long as such information is not publicly disclosed.

        11.       Amendments. No amendments to this Agreement shall be binding unless in writing and signed by both parties.

        12.       Notices. All notices under this Agreement shall be in writing and shall be deemed effective (i) when delivered in person or by facsimile, telecopier, telegraph or other electronic means capable of being embodied in written form (in Bank’s case, to its Chairman) or (ii) forty-eight (48) hours after deposit thereof in the U.S. mails by certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to his last known address as carried on the personnel records of Bank and, in the case of Bank, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

        13.       Prior Agreements. This Agreement supersedes and replaces all prior Agreements of Employment between the parties.

        14.       Assigns and Successors. The rights and obligations of Bank and Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, personal representatives and assigns of Bank and Executive, respectively, and in addition upon any organization or individual that agrees to assume the obligations of Bank hereunder.

        15.       Construction. This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania, as they may be pre-empted by federal laws and regulations. Section headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.

QUAINT OAK SAVINGS BANK

/s/ Kenneth R. Gant	By:	/s/ Robert J. Phillips

Kenneth R. Gant		Robert J. Phillips
Title: Secretary		Chairman

Witness:	Executive:

/s/ Diane J. Colyer	/s/ Robert T. Strong
Diane J. Colyer	Robert T. Strong, individually

AMENDMENT NUMBER 1
to the
EMPLOYMENT AGREEMENT
by and between
QUAINT OAK SAVINGS BANK
and
ROBERT T. STRONG

RECITALS

        WHEREAS, Quaint Oak Savings Bank (the “Bank”) and Robert T. Strong (the “Executive”) entered into an Employment Agreement dated as of November 12, 2003 (referred to hereinafter as the “Agreement”) (capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement);

        WHEREAS, on February 15, 2007, the Board of Trustees of the Bank approved a Plan of Conversion, pursuant to which (i) the Bank will convert from the mutual to the stock form of organization (the “Conversion”), (ii) the Bank will issue all of the outstanding stock to a newly formed corporation, Quaint Oak Bancorp, Inc. (the “Corporation”) and (iii) the Corporation will offer, sell and issue its stock to depositors of the Bank, employee stock benefit plans and the general public;

        WHEREAS, the Board believes that it is in the best interests of the Bank and its depositors to amend the Agreement to ensure that the transactions contemplated by the Plan of Conversion will not constitute a Change in Control of the Bank;

        WHEREAS, the Bank and the Executive desire to continue the services of the Executive as an employee beyond the date of the Conversion; and

        WHEREAS, the Bank and the Executive desire to amend the Agreement to reflect certain mutually agreed upon revisions.

        NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Bank and the Executive do hereby agree to amend the Agreement as follows:

1.   Section 7.2 of the Agreement is hereby amended and restated in its entirety to change the reference in the last sentence to Section 7.7(e) from Section 7.7(d) as follows:

             7.2 In the event employment is terminated for cause pursuant to Section 7.1 hereof, Executive shall have no right to compensation or other benefits for any period after such date of termination. If Executive is terminated by the Bank other than for cause, Executive’s right to compensation and other benefits under this Agreement shall be as set forth in Sections 7.7(d) or 7.7(e) hereof, as applicable.

2. Section 7.7(b) of the Agreement is hereby amended and restated as follows:

              (b) for purposes of this Agreement, a “Change in Control” shall mean a change in the ownership of Quaint Oak Bancorp, Inc. (the “Corporation”) or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, provided that neither the conversion of the Bank from the mutual to stock form organization undertaken pursuant to the Plan of Conversion adopted by the Board of Trustees of the Bank on February 15, 2007, as amended (“Plan of Conversion”) nor any of the other transactions contemplated by the Plan of Conversion shall constitute a Change in Control.

3. Section 7.7(d) of the Agreement is hereby amended and restated as follows:

              (d) If the Executive is terminated by the Bank other than for cause pursuant to Section 7.2 subsequent to a “change in control” of the Bank (as defined in section 7.7(b) of this Agreement) or if Executive shall terminate his Employment for good reason pursuant to subpart (B) or (D) of Section 7.7(a) hereof, then in lieu of any further salary payments to Executive for periods subsequent to the date of termination, Bank shall pay as severance to Executive an amount equal to (A) the average aggregate annual compensation paid by Bank to the Executive and includable in the Executive’s gross income for federal income tax purposes during the three calendar years preceding the taxable year in which the date of termination occurs (or such lesser amount of time if the Executive has not been employed by Bank for three years at the time of termination), multiplied by (B) 2.99, such payment to be made in a lump sum on or before the fifth day following the date of termination; provided, however, that if the lump sum severance payment under this Section 7.7(d), either along or together with other payments which the Executive has the right receive from the Bank, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Section 7.7(d) being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this Section 7.7(d) pursuant to the foregoing provision shall be made by independent counsel to Bank in consultation with the independent certified public accountants of Bank.

4. Section 7.7(e) of the Agreement is hereby amended and restated in its entirety as follows:

              (e) If Executive shall terminate his employment for good reason as defined in subpart (A) or (C) of Section 7.7(a) hereof or if Executive is terminated by Bank other than for cause pursuant to Section 7.2 hereof and other than subsequent to a “change in control” of the Bank (as defined in section 7.7(b) of this Agreement), then in lieu of any further salary payments to Executive for periods subsequent to the date of termination, Bank shall pay, as severance to Executive, three times the Executive’s total annual compensation paid pursuant to Section 3 hereof, in effect as of the date of termination payable in thirty-six (36) equal monthly installments commencing immediately after the date of termination.

5. All other sections and provisions in the Agreement as amended shall continue in full force and effect and are incorporated by reference into this Amendment Number 1.

2

        IN WITNESS WHEREOF, this Amendment Number 1 to the Agreement has been signed by or on behalf of each of the parties hereto, all as of March 19, 2007.

Attest:	QUAINT OAK SAVINGS BANK

/s/ Kenneth R. Gant	By:	/s/ Robert J. Phillips

Kenneth R. Gant		Robert J. Phillips
Title: Secretary		Chairman

Witness:	Executive:

/s/ Diane J. Colyer	/s/ Robert T. Strong
Diane J. Colyer	Robert T. Strong, individually

3